SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        March 11, 2004
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                               UNOCAL CORPORATION
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             (Exact name of registrant as specified in its charter)



                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
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(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
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(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
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              (Registrant's Telephone Number, Including Area Code)

Item 5.      Other Events.

The Company's Pure Resources Inc. subsidiary has agreed to sell certain fee minerals interests it holds in several states for approximately $190 million in cash. The purchase price will be adjusted to reflect the effective date of October 1, 2003. The sale is expected to close by the end of the second quarter 2004, and the Company expects to record a gain.

The transaction includes royalty interests, overriding royalty interests, minor working interests, and subsurface mineral rights on approximately 3.3 million net acres, primarily in Texas, Louisiana, Mississippi, Arkansas and Alabama. The assets being sold account for approximately 2,250 barrels of oil equivalent per day of the Company's production.

This filing contains certain forward-looking statements about the success of future business transactions and the expected earnings impact from the sale of assets. These statements are not guarantees of future performance. The statements are based upon Unocal's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Actual results could differ materially as a result of factors discussed in Unocal's 2003 Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                 UNOCAL CORPORATION
                                                   (Registrant)




Date:  March 15, 2004                           By:  /s/ JOHN A. BRIFFETT
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                                                 John A. Briffett
                                                 Assistant Comptroller